EXHIBIT 10.4(b)

NON-QUALIFIED STOCK OPTION AWARD
PURSUANT TO HABERSHAM BANCORP
1996 INCENTIVE STOCK OPTION PLAN

THIS AWARD is made as of the Grant Date by HABERSHAM BANCORP (the "Company") to _____________, (the "Optionee").

Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Optionee a non-qualified stock option (the "Option") pursuant to the Plan, as described below, to purchase the Option Shares.

a)	Grant Date: December 31, ______.

b)	Type of Option: Non-Qualified Stock Option.

c)	Plan: Habersham Bancorp 1996 Incentive Stock Option Plan.

d)	Option Shares: All or any part of _____ shares of the Company's common stock, $1.00 par value per share ("Common Stock").

e)	Exercise Price: $ ________ per share of Common Stock.

f)
Option Period: The Option may be exercised as to all or any portion of the Option Shares during the Option Period, which commences on the Grant Date and ends generally on the earliest of (a) the fifth (5th) anniversary of the Grant Date; (b) the date the Optionee experiences a Termination of Employment for any reason other than due to death; or (c) one (1) year following the date of the Optionee's death. Note that other limitations to exercising the Option, as described in the attached Terms and Conditions, may apply.

IN WITNESS WHEREOF, the Company has executed and sealed this Award as of the Grant Date set forth above.
HABERSHAM BANCORP

By:

Title:

By signing below, the Optionee hereby accepts the Award and agrees to the Terms and Conditions attached hereto.

Optionee